Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among
George Economy
Amani Holdings, LLC
The Other Shareholders of Helios Nutrition, Ltd.
Pride of Main Street Dairy, L.L.C.
and
Lifeway Foods; Inc.

July 27, 2006

-i-

TABLE OF CONTENTS
(continued)

-ii-

EXHIBITS

EXHIBIT A	Consulting and Non-Competition Agreement
EXHIBIT B	Current Assets and Liabilities
EXHIBIT C	Noncompetition Agreement
EXHIBIT D	Purchase Note
EXHIBIT E	Letter of Credit
EXHIBIT F	Control Agreement

SCHEDULES

Schedule 3.1	Stock Ownership
Schedule 4.1	Payment of Consideration
Schedule 5.2(a)(ii)	Amani Ownership
Schedule 5.2(d)	Non-Contravention
Schedule 5 2(e)(i)	Financial Statements
Schedule 5.2(e)(iii)	No Material Adverse change
Schedule 5.2(f)(ii)	Title Exceptions
Schedule 5.2(g)(i)	Helios Capitalization
Schedule 5.2(g)(ii)	Pride Capitalization
Schedule 5.2(g)(iii)	Options and Other Convertible Securities
Schedule 5.2(h)(i)	Leased Real Estate
Schedule 5.2(h)(ii)	Owned Real Estate
Schedule 5.20)	Litigation
Schedule 5.2(k)	Legal Compliance
Schedule 5.2(1)	Insurance
Schedule 5.2(in)	Environmental Laws and Regulations
Schedule 5.2(n)	Permits
Schedule 5.2(o)	Material Contracts
Schedule 5.1(p)	Labor and Employment Matters
Schedule 5.2(q)	Benefit Plans
Schedule 5.2(r)	Intellectual Property
Schedule 5.2(s)	Affiliated Transactions
Schedule 5.2(u)(i)	Material Customers
Schedule 52(u)(ii)	Material Suppliers
Schedule 521(v)	Equipment

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT, entered into as of July 27, 2006, by and among George Economy (“Economy”), an individual residing in Bainbridge Island, Washington, Amani Holdings, LLC, a Minnesota limited liability company (“Amani”) and the other Persons listed as stockholders of Helios Nutrition, Ltd., a Minnesota corporation (“Helios”), on Schedule 2.1 (the “Minority Shareholders”) (Amani and the Minority Shareholders are hereinafter sometimes collectively referred to as the “Selling Shareholders”), Pride of Main Street Dairy, LLC (“Pride”), a Minnesota limited liability company, and Lifeway Foods, Inc. (“Lifeway” ), Illinois corporation(“Buyer”).
WITNESSETH THAT:
     WHEREAS, Helios Nutrition Ltd., a Minnesota corporation (“Helios”), is engaged in the business of marketing, distributing and selling organic kefir (the “Helios Business”); and
     WHEREAS, as of the Closing (as hereinafter defined) the Selling Shareholders will own all of the issued and outstanding common stock of Helios (the “Stock”);
     WHEREAS, Pride is engaged in the business of fluid milk and kefir processing (the “Pride Business”) and as of the Closing shall be a wholly-owned subsidiary of Helios; and
     WHEREAS, pursuant to and subject to the terms and conditions set forth in this Agreement, the Selling Shareholders desire to sell to Lifeway and Lifeway desires to purchase from the Selling Shareholders all of the Stock.
     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS, CONSTRUCTION
     1.1 Definitions. All initially-capitalized terms used in this Agreement shall have the meanings given to such terms in this Section 1.1 below:
     “Acquisition Transaction” has the meaning ascribed to it in Section 6.6 of this Agreement.
     “Additional Lifeway Shares” has the meaning ascribed to it in Section 4.1 of this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such. Person. As used in this definition, control shall mean possession, directly or indirectly, of power to direct the management or policies of a Person through the ownership of the securities of such Person.

     “Agreement” means this Stock Purchase Agreement, executed by and among Buyer, Economy and the Selling Shareholders on the date set forth above. “Amani” means Amani Holdings LLC, a Minnesota limited liability company.
     “Ancillary Agreements” means the other agreements and instruments to be executed and delivered pursuant hereto, including, without limitation, the Purchase Note, the Noncompetition Agreement and the Consulting and Noncompetition Agreement.
     “Basket” has the meaning ascribed to it in Section 8.4 of this Agreement. “Benefit Plans” means any and all profit sharing plans, bonus plans, incentive compensation plans, stock ownership plans, stock purchase plans, stock option plans, stock appreciation plans, retirement plans, employee insurance plans, severance plans, disability plans, health care plans, death benefit playas and each Pension Plan and Multiemployer Plan.
     “Broker” has the meaning ascribed to it in Section 4.1 (iv) of this Agreement. “Businesses” means, collectively, the Helios Business and the Pride Business.
     “Buyer” has the meaning ascribed to it in the introductory paragraph of this Agreement. “Cap” has the meaning ascribed to it in Section 8.4 of this Agreement. “Closing” has the meaning ascribed to it in Article 1. “Closing Date” means the date on which Closing occurs.
     “Closing Date Balance Sheet” has the meaning ascribed to it in Section 4.2(a)(i) of this Agreement.
     “Closing Date Working Capital” has the meaning ascribed to it in Section 4.2(a)(ii) of this Agreement.
     “Closing Lifeway Stock Price” has the meaning ascribed to it in Section 4.1(iii) of this Agreement.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Companies” shall mean collectively Helios and Pride.
     “Consulting and Noncompetition Agreement” means that certain Consulting and Noncompetition Agreement made by Economy in favor of Buyer and delivered at Closing in the form of Exhibit A attached hereto.
     “Contract” has the meaning ascribed to it in Section 53(g) of this Agreement.
     “Control Agreement “ has the meaning ascribed to it in Section 4.1(ii) of this Agreement.
     “Current Assets” means the current assets of the Companies in the categories listed on Exhibit B hereto, as reflected on the Closing Date Balance Sheet (as finally determined pursuant to this Agreement).

     “Current Liabilities” means the current liabilities of the Companies in the categories listed on Exhibit B hereto, as reflected on the Closing Date Balance Sheet (as finally determined pursuant to this Agreement).
     “Debt” means any indebtedness or obligation other than Current Liabilities, including without limitation: (i) indebtedness for borrowed money (including such indebtedness evidenced by bonds, notes or similar instruments); (ii) lease obligations with respect to leases that the Companies or their Affiliates account for as capital leases; (iii) obligations under letters of credit other than performance bonds issued in the ordinary course consistent with past practice); (iv) obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements and arrangements designed to protect against fluctuations in interest rates; and (v) guarantees or similar instruments with respect to any of the foregoing. Debt shall not include the Department of Agriculture LC.
     “Department of Agriculture LC” means a $20,000 Letter of Credit issued to the Minnesota Department of Agriculture the obligation to indemnify the issuer of which will be assumed by Buyer.
     “Dispute Notice” has the meaning ascribed to it in Section 4.2(b) of this Agreement.
     “Dispute Period” has the meaning ascribed to it in Section 4.2(b) of this Agreement.
     “Economy” has the meaning ascribed to it in the introductory paragraph to this Agreement.
     “Environmental Laws” means any Law which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of rained land, discharges, emissions, releases or threatened releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including; (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superlien” law, and any other similar federal, state or local statutes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any member of a controlled group of corporations under Section 414(b) of the Code of which one or both of the Companies is a member, and any trade or business (whether or not incorporated) under common control with one or both of the Companies under Section 414(c) of the Code, and all other entities which together with Seller are or were within any of three (3) years prior to the date hereof treated as a single employer wader Section 414(m) or 414(o) of the Code.
     “Exchange Act” has the meaning ascribed to it in Section 5.3(g) of this Agreement.

     “Financial Statements” has the meaning ascribed to it in Section 5.2(e)(i) of this Agreement.
     “GAAP” means Generally Accepted Accounting Principles in the United States of America, consistently applied.
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage; transfer, transportation, treatment or use of Hazardous Material in, on, under, about or from any of the Leased Real Estate or Owned Real Estate.
     “Hazardous Material” means any substance, material or waste which is currently regulated by any governmental authority, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.
     “Helios Business” has the meaning ascribed to it in the recitals to this Agreement.
     “Indemnified Person” has the meaning ascribed to it in Section 8.5(a) of this Agreement.
     “Indemnifying Person” has the meaning ascribed to it in Section 8.5(a) of this Agreement.
     “Independent Accountants” means RSM McGladrey or KPMG, if RSM McGladrey refuses to accept such assignment hereunder.
     “Intellectual Property” means all of the Companies’: (i) registered and unregistered copyrights in both published works and unpublished works (whether United States or foreign); (ii) legal names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (whether United States or foreign); (iii) patents, patent applications and inventions, processes and discoveries that inky be patentable (whether United States or foreign); and (iv) trade secrets.
     “Interim Financial Statements” has the meaning ascribed to it in Section 5.2(e)(i) of this Agreement.
     “IRS” means the Internal Revenue Service.
     “Issuer” has the meaning ascribed to it in Section 4.1(iii).
     “Knowledge” means, (i) when used in reference to the Selling Shareholders or Economy, that the fact or other matter to which the term “Knowledge” relates is known to persons with significant operational responsibilities at either of the Companies, the Selling Shareholders, Economy, Long or any other individual who is on the date hereof an officer or director of Helios or a legal manager of Pride (as identified as a manager in Pride’s Articles of Organization or operating agreement, as applicable) of the Companies and (ii) when used in reference to Buyer, that the fact or other matter to which the term “Knowledge” relates is known to any individual who is on the date hereof an executive officer of Buyer.
     “Labor and Employment Laws” means all Laws relating to employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar taxes, unemployment compensation, workers compensation and occupational safety and health.
     “Law” means any and all laws, statutes, rules, regulations codes and ordinances of federal, state, provincial and local governments.
     “Leased Real Estate” has the meaning ascribed to it in Section 5.2(h)(i) of this Agreement.
     “Liens” means all liens, pledges and security interests in favor of any Person.
     “Lifeway Letter of Credit” has the meaning ascribed to it in Section 4.1(ii) of this Agreement.
     “Lifeway Shares” has the meaning ascribed to it in Section 4.1(vi) of this Agreement.
     “Litigation” means any legal action, suit or proceeding pending in or before any court, arbitrator or administrative agency as of the date hereof.
     “Long” means Linda Long, a consultant to the Companies and the spouse of Economy.
     “Losses” means all losses, liabilities, costs, damages and expenses (including, without limitation, reasonable attorney’s fees) actually incurred or paid by an Indemnified Person.
     “Material Adverse Effect” means a material adverse effect on the business, operations, assets, financial condition of the Companies or Buyer as the case may be.
     “Multiemployer Plan” means a plan as defined in ERISA Section 4001(a)(3).
     “Noncompetition Agreements” means those certain Noncompetition Agreement made by each of the Selling Shareholders and Long in favor of Buyer and delivered at Closing in the form of Exhibit C -attached hereto.
     “Notice” has the meaning ascribed to it in Section 10.2 of this Agreement.
     “Notice Party” has the meaning ascribed to it in Section 10.2(a) of this Agreement.
     “Order” means any injunction, judgment or order issued in writing by any governmental entity or arbitrator.
     “Owned Real Estate” means all real property, leasehold interests, easements, estates and other real estate interests and improvements of every kind and description, together with all buildings, structures, and improvements of every nature located thereon, including fixtures.

     “Parties” means the parties to this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means an employee pension benefit plan, as defined in ERISA Section 3(2), other than a Multiemployer Plan, which is covered by Title IV of ERISA.
     “Permit” means each permit or license issued in writing to either of the Companies (i) by any governmental authority, or (ii) pursuant to any Law that directly relates to the Businesses.
     “Permitted Liens” means (i) Liens for or relating to Taxes and assessments not yet due and payable, and (ii) Liens that will be released at or prior to Closing, and (iii) such easements, covenants, rights of way building and use restrictions arising as a matter of law, and such other exceptions, reservations and limitations listed on the title reports deliverer) to Buyer
     “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, Joint venture, company or ether entity or any governmental authority.
     “Pride Business” has the meaning ascribed to it in the recitals of this Agreement.
     “Position Statement” has the meaning ascribed to it Jan Section 4.2(c) of this Agreement.
     “Post-Closing Delivery” has the meaning ascribed to it in Section 4.2(a) of this Agreement.
     “Purchase Note” has the meaning ascribed to it in Section 4.1(ii) of the Agreement. “Purchase Price” has the meaning ascribed to it in Section 4.1 of this Agreement.
     ”Registration Statement” has the meaning ascribed to it in Section 4.1 of this Agreement.
     “Representatives” has the meaning ascribed to it in Section 6.6 of this Agreement.
     “Resolution Period” has the meaning ascribed to it in Section 42(d) of this Agreement.
     “SEC” has the meaning ascribed to it in Section 4.1(vi)(b) of this Agreement.
     “SEC Documents” has the meaning ascribed to it in Section 5.3(g) of this Agreement.
     “Selling Shareholders” has the meaning ascribed to it in the introductory paragraph of this Agreement.
     “Stock Plans” shall mean any plan, agreement or other instrument under or pursuant to which any Person has any right, whether vested or otherwise, to purchase or acquire any stock, option, warrant or other security in either of the Companies.
     “Third-Party Claim” has the meaning ascribed to it in Section 8.5(a) of this Agreement.

     1.2 Construction.
          (a) The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms.
          (b) The headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
          (c) This Agreement and all Exhibits and Schedules hereto are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule hereto shall be construed against Buyer, the Selling Shareholders or Economy because of their or their counsel’s involvement in its preparation..
ARTICLE II
CLOSING
     2.1 Closing. The closing of the purchases and sales contemplated hereby (the “Closing”) will tape place in person or via overnight mail, email and/or fax at the offices of Harris Kessler & Goldstein LLC in Chicago, Illinois, with an effective time for purposes hereunder of 5:00 p.m. (Chicago Time) on August 2, 2006. At the Closing, the Parties will deliver or cause to be delivered the funds, documents and certificates described in Article VII.
ARTICLE III
PURCHASE AND SALE OF STOCK
     3.1 Purchase and Sale of Stock. On the terms: and subject to the conditions hereof, at the Closing, each of the Selling Shareholders shall sell, assign, transfer, convey and deliver to Lifeway the Stock owned by such Selling Stockholder as set forth opposite the name of such Selling Stockholder on Schedule 3.1, and Lifeway shall purchase and acquire from the Selling Shareholders, all right, title and interest of the Selling Shareholders in and to the Stock, free and clear of all Liens.
ARTICLE IV
PURCHASE PRICE
     4.1 Purchase Price. The aggregate purchase price for the Stock shall be Eight Million and No/00 Dollars ($8,000,000.00) as such amount may be adjusted pursuant to the provisions of Section 4.2 (the “Purchase Price”). The Purchase Price shall be payable as follows:
               (i) Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) payable by wire transfer at Closing.
               (ii) The aggregate sum of Four Million Two Hundred Thousand and No/100 Dollars ($4,200,000.00) shall be evidenced by a promissory note (the “Purchase Note”) to be executed and delivered at Closing in the form of Exhibit D attached hereto. The Purchase Note shall provide for equal quarterly payments of principal plus accrued interest commencing on the first day following the Closing, with a final payment of all unpaid principal and interest due and payable four (4) years after the first payment. The Purchase Note shall bear interest at the floating “prime rate” per annum as published from time to time in the Wall Street Journal. The Purchase Note shall be secured by a (i) a Letter of Credit issued by the Issuer (the “Lifeway

Letter of Credit”) in favor of Amani in the original face amount of Three Million Two Hundred and No/100 Dollars ($3,200,000.00) in the form of Exhibit E attached hereto and (ii) a security interest in a brokerage account maintained by Lifeway with the Broker containing securities valued at Closing in an amount not less than. One :Million and No/100 Dollars ($1,000,000.00), pursuant to the terms of a Securities Account Control Agreement (the “Control Agreement”) in the form of Exhibit F attached hereto. The sum of the face amount of the Letter of Credit and balance of the brokerage account which is subject to the Control Agreement shall be in an aggregate amount from time to time not less the then outstanding principal balance of the Purchase Note. In the event of an uncured event of default under the Purchase Note, Amani may, at its sole election, draw on the Lifeway Letter of Credit, pursue collection under the Securities Account Control Agreement or both. Amani may reallocate the security for the Purchase Note in different proportions between the Lifeway Letter of Credit and Control Agreement The Purchase Note may be prepaid at any time and from time to time without premium or penalty.
               (iii) The Lifeway Letter of Credit shall be issued by Custodial Trust Company, an affiliate of Bear, Stearns Securities Corp. or any substitute issuer as hereinafter provided (the “Issuer”). The Lifeway- Letter of Credit shall have a term of one (1) year (automatically renewable as provided in the Lifeway Letter of Credit) and shall provide, among other things, that Amani may draw on the Lifeway Letter of Credit only in the event and to the extent that Amani provides the Issuer with a signed statement certifying that (A) there exists an uncured event of default under the Purchase Note and specifying the amount of the sums then due and owing under the Purchase ?dote and (B) Amani has not received notice that Lifeway has exercised its right of offset with respect to such sums or if Amani has received such notice, the amount that Lifeway has exercised its right to withhold payment is less than the amounts then due and awing under the Purchase Note. In addition, if the Letter of Credit does not automatically renew for successive one-year periods, Amani shall have the right to draw on the Lifeway Letter of Credit in the event Amani is not provided with written notice of renewal of the Lifeway Letter of Credit at least thirty (30) days prior to the expiry thereof. Subject to Section 4.1 (ii) above, the face amount of the Lifeway Letter of Credit may be reduced by Lifeway from time to time as payments are made under the Purchase Note (including, without limitation, payments into escrow as provided in subparagraph (iv) below}, provided that the sum of the face amount of the Lifeway Letter of Credit and balance of securities in the brokerage account which is subject to the Control Agreement shall be in an aggregate amount not less the then outstanding principal balance of the Purchase Note. Buyer shall obtain a substitute; Issuer for the Lifeway Letter of Credit reasonably acceptable to Amani in the event that Custodial Trust Company shall fail to maintain an A+ rating by Pitch Ratings or, if Fitch does not them provide such rating, a comparable rating with Moody’s Investor Services or Standard and Poor’s. In addition, Buyer and Amani may mutually agree upon a substitute Issuer. Amani shall be solely responsible for paying the customary fees associated with maintaining the Lifeway Letter of Credit, in an amount not to exceed one percent (I %) of the face amount thereof, which fees shall be payable quarterly or as otherwise required by the Issuer. Buyer shall be solely responsible for paying any set-up or other similar fees in connection with the establishment of the Lifeway Letter of Credit and for fees in excess of the one percent (1%) of the face amount.
               (iv) Buyer shall maintain a brokerage account with Bear, Stearns Securities Corp. or another reputable brokerage firm reasonably acceptable to Amani (the “Broker”). The account maintained by the Broker shall be subject to the Control Agreement which shall provide, among other things, that Amani may direct the disposition of the securities in the account subject to the Control Agreement only in the event and to the extent that (A) Amani provides the Broker with a signed statement certifying that there exists an uncured event of default under the Purchase Note and specifying the amount of the sums then due and owing under the Purchase Note and (B) Buyer does not dispute, in whole or in part, the occurrence of such uncured event of default by sending written notice of such dispute to Amani and the Broker within five (5) days after receipt of notice from the Broker that it has received a default certificate from Amani as described in clause (A) above. Subject to Section 4.1 (ii) above, the amount of securities in the brokerage account subject to the Control Agreement may be reduced by Buyer from time to time as payments are made under the Purchase Note, provided that the sum of the face amount of the Lifeway Letter of Credit and balance of securities in the brokerage account which is subject to the Control Agreement shall be in an aggregate amount from time to time not less the then outstanding principal balance of the Purchase Note.
               (v) Provided Buyer has made a claim for indemnification pursuant to Section S.1, Buyer shall have the absolute right to offset against the sums due Amani under the Purchase Note any loss or damages, including reasonable attorneys’ fees and casts, resulting from any breach by the Selling Shareholders or Economy of this Agreement, any Ancillary Agreement or any other loss or damage for which Buyer is entitled to indemnification hereunder., provided, however, that Buyer shall notify Amani in writing within three (3) business days of any offset, and further provided that Buyer shall continue making scheduled payments under the Purchase Note as long as the amounts subject to offset are less that the remaining unpaid principal balance of the Purchase Note. Notwithstanding the foregoing, if Amani disputes any offset to the Purchase Note made by Buyer hereunder, Amani shall so notify Buyer in writing within ten (10) business days of receipt of Bayer’s notice of offset, which notice shall set forth the amount so disputed and the basis therefor. Any sums subject to Amani’s dispute notice shall be deemed to be “frozen” and the following terms shall apply thereto: (i) any “frozen” sums shall remain outstanding under the Purchase Note until the parties mutually agree to the disposition thereof or such dispute is finally resolved pursuant to Section 10.4, and (ii) interest shall accrue (but not be paid) with respect to such “frozen” funds pending final resolution of the dispute in accordance with Section 10.4 or the parties otherwise agree.
               (vi) (a) At the Closing, Buyer shall issue the aggregate number of shares of Buyer’s common stock (the “Lifeway Shares”) equal to the quotient of (a) One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00) divided by (b) the average of the closing prices of Lifeway Stock as reported on NASDAQ for the five (5) trading days ending on July 26, 2006 (the “Closing Lifeway Stock Price”).
          (b) Buyer agrees to file with the Securities and Exchange Commission (“SEC”) within 30 days of Closing, a registration statement on Form S-3, or such equivalent form (the `Registration Statement”), registering the Lifeway Shares for resale by the Selling Shareholders. Buyer shall use its commercially or reasonable best efforts to cause such Registration Statement to become effective with the SEC.
          (c) In the event the effective date of such Registration Statement with the SEC is prior to three months after the Closing, to the extent the closing sales price of the Lifeway common stock on the effective date of such. Registration. Statement (“Effective Date Lifeway Stock Price”) is less than the Closing Lifeway Stock Price. Buyer shall, at the option of Buyer,
     (i) issue cash in aggregate amounts equal to .15 x the Lifeway Shares x (Closing Lifeway Stock Price — Effective Date Lifeway Stock Price)
     or
               (ii) issue a number of additional shares of Lifeway common stock (the “Additional Lifeway Shares”), equal to (a) the product of (.15 x the Lifeway Shares x (Effective Date Lifeway Stock Price – Closing Lifeway Stock Price) divided by (b) the Effective Date Lifeway Stock Price.
          (d) In the event the effective date of such Registration Statement with the SEC is after three but prior to six months after the Closing, to the extent the Effective Date Lifeway Stock Price on the effective date of such Registration Statement is less than the Closing Lifeway Stock Price three months after Closing. Buyer shall, at the option of Buyer,
     or
               (i) (a) issue cash as determined in Section 4.1(c)(i), plus (b) issue cash in aggregate amounts equal to .30 x the Lifeway Shares x (Closing Lifeway Stock Price three months after Closing – Effective Date Lifeway Stock Price)
     or
               (ii) (a) issue Additional Lifeway Shares as determined in Section 4.1(c)(ii), plus (b) issue Additional Lifeway Shares equal to (a) the product of (.30 x the Lifeway Shares x (Effective Date Lifeway Stock Price – Closing Lifeway Stock Price three months after Closing) divided by (b) the Effective Date Lifeway Stock Price.
          (e) In the event the effective date of such Registration Statement with the SEC is after six months but prior to twelve months after the Closing, to the extent the Effective Date Lifeway Stock Price on the effective date of such Registration Statement (“Effective Date Lifeway Stock Price”) is less than the Closing Lifeway Stock Price six months after Closing. Buyer shall, at the option of Buyer,
               (i) (a) issue cash as determined in Sections 4.1(e)(i) and 4.1(d)(ii), plus (b) issue cash in aggregate amounts equal to .30 x the Lifeway Shares x (Closing Lifeway Stock Price six months after Closing – Effective Date Lifeway Stock Price)
     or
               (ii) (a) issue Additional Lifeway Shares as determined in Sections 4.1(c)(ii) and 4.1(d)(ii) plus (b) issue a number of Additional Lifeway Shares equal to (a) the product of (.30 x the Lifeway Shares x (Effective Date Lifeway Stock Price — Closing Lifeway Stock Price six months after Closing) divided by (b) the Effective Date Lifeway Stock Price.

          (f) In the event the effective date of such Registration Statement with the SEC is after twelve months after the Closing, to the extent the Effective Date Lifeway Stock Price on the effective date of such Registration Statement is less than the Closing Lifeway Stock Price twelve months after Closing.. Buyer shall, at the option of Buyer,
               (i) (a) issue cash as determined in Sections 4.1(c)(i), 4,1(d)(i) and 4,1(e)(i) above, plus (b) issue cash in aggregate amounts equal to .25 x the Lifeway Shares x (dosing Lifeway Stock Price twelve months after Closing — Effective Date Lifeway Stock Price)
     or
               (ii) (a) issue Additional Lifeway Shares as determined in Sections. 4.1(c)(ii), 4.1(d)(ii) and 4.2(d)(ii) pigs (b) issue a number of Additional Lifeway Shares equal to (a) the product of (1.00 x the Lifeway Shares x (Effective Date Lifeway Stock Price – Closing Lifeway Stock Price twelve months after Closing) divided by (b) the Effective Date Lifeway Stock Price.
          (g) Buyer agrees to keep such Registration Statement effective with the SEC until the earlier of (1) two years from the Closing; or (2) Lifeway Shares and the Additional Lifeway Shares are sold by the Selling Shareholders or can be sold by the Selling Shareholders within a three month period pursuant to Rule 144(k) as promulgated under the Securities Act of 1933, as amended. Buyer also agrees to have such Lifeway Shares and Additional Lifeway Shares listed on the exchange or marketplace where the common stock of Buyer is then listed..
          (h) The holders of the Lifeway Shares and Additional Lifeway Shares shall be responsible for making all required securities filings in connection with their receipt of such shares.
          (i) Notwithstanding anything contained herein to the contrary, the following resale restrictions shall apply to the Lifeway Shares and any Additional Lifeway Shares:
               (i) Subject to the daily sales limits set forth below, during the period commencing on the Closing Date and ending on the three (3). month: anniversary of the Closing Date, the holders shall not sell in the aggregate more than fifteen percent (15%) of the total Lifeway Shares and Additional Lifeway Shares;
               (ii) Subject to the daily sales limits set forth below, during the period commencing on the Closing Date and ending on the six (6) month anniversary of the Closing Date, the holders shall not sell in the aggregate more than forty five percent (45%) of the total Lifeway Shares and Additional Lifeway Shares;
               (iii) Subject to the daily sales limits set forth below, during the period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, the holders shall not sell in the aggregate more than seventy percent (75%) of the total Lifeway Shares and Additional Lifeway Shares;
               (iv) During the period commencing on the Closing Date and ending on the three (3) month anniversary of the Closing Date, the holders shall not, during any trading day, sell Lifeway Shares and Additional Lifeway Shares in an amount that exceeds one third (1/3) of the average daily trading volume calculated based upon the volume during the immediately preceding calendar week. Such daily trading limit will be reset on Monday of each week based upon the volume during the previous calendar week.
               (v) The Lifeway Shares and Additional Lifeway Shares shall not be subject to any such resale restrictions after the twelve (12) month anniversary of the Closing bate.
          (j) In connection with the receipt of the Lifeway Shares and any Additional Lifeway Shares as part of the Purchase Price for Stock, each recipient, as to itself only and for no other Person, represents to Buyer the following:
               (i) Such recipient is aware of the Buyer’s business affairs and financial condition and has acquired sufficient information about the Buyer to reach an informed and knowledgeable decision to accept a portion of the Purchase Price in Lifeway Shares. Such recipient is acquiring the Lifeway Shares for investment for such recipient’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended.
               (ii) Such recipient understands that, prior to the effective date of the Registration Statement, the Lifeway Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Purchaser’s investment intent as expressed herein.
               (iii) Such recipient further acknowledges and understands that the Lifeway Shares must be held indefinitely until the effective date of the Registration Statement or an exemption from such registration is available. Such recipient understands that the certificate evidencing the Lifeway Shares will be imprinted with a legend which prohibits the transfer of the Lifeway Shares unless the Lifeway Shares are registered or such registration is not required in the opinion of counsel for the Buyer.
               (iv) Such recipient is familiar with the provisions of Rules 144, under the Securities Act of 1933, as amended, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Lifeway Shares may be resold by such recipient in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (1) the availability of certain public information about the Buyer and (ii) the resale occurring following the required holding period under Rule 144 after the recipient has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.
               (v) Such recipient further warrants and represents that such recipient has either (i) preexisting personal or business relationships, with the Buyer or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the acquisition of the Lifeway Shares by virtue of the business or financial expertise of himself or of professional advisors to such recipient who are unaffiliated with and who are not compensated by the Buyer or any of its affiliates, directly or indirectly.
          (k) For purposes of this Section 4.1, all references to Lifeway Shares, Additional Lifeway Shares, Closing Lifeway Stock Price and Effective Date Lifeway Closing Stock Price, shall be adjusted on a pro rata basis to account for stock splits and stock dividends for Lifeway Common Stock.
               (i) The Purchase Price shall be payable to each of the Selling Shareholders as set forth on Schedule 4.1. At the Closing, each Selling Shareholder and Economy shall deliver to Buyer a release whereby, among other things, each Selling Shareholder and Economy releases Buyer and agrees that Buyer shall have no liability, obligation or responsibility with respect to the allocation of the Purchase Price among the Selling Shareholders as set forth on Schedule 4.1.
     4.2 Purchase Price Adjustment.
          (a) As promptly as reasonably practicable, and in any event not later than forty-five (45) days after Closing, the Buyer shall cause the Companies to permit the Selling Shareholders to prepare and deliver to Buyer (such delivery, the “Post-Closing Delivery”):
               (i) a consolidated balance sheet of the Companies (without giving effect to the consummation of the transactions contemplated hereby) prepared as of the close of business on the Closing Date in accordance with GAAP (it being agreed that if GAAP permits different methods of preparing any item on the Closing Date Balance Sheets, the methodology used in the Financial Statements with respect to such item shall be used with respect to such item in the preparation of the Closing Date Balance Sheets) (collectively, the “Closing Date :Balance Sheets”);
               (ii) a calculation of the working capital of the Companies on a consolidated basis as of the close of business on the Closing Date (the “Closing Date Working Capital”). The Closing Date Dorking Capital shall be an amount equal to the difference between each of the Companies’ Current Assets and Current Liabilities, respectively. If Current Assets exceed Current Liabilities, Closing Date Working Capital shall be a positive number. If Current Liabilities exceed Current Assets, Closing Date Working Capital shall be a negative number, and
               (iii) a calculation of Debt.
     Buyer shall be entitled to observe and participate in, and provide consultation with respect to, the preparation of the Post-Closing Delivery
          (b) Buyer shall have thirty (30) days from the date Selling Shareholders make the Post-Closing Delivery (such period, the “Dispute Period”) to notify the Selling Shareholders, in writing, as to whether Buyer agrees or disagrees with the Post-Closing Delivery (such written notice, the “Dispute Notice”). During the Dispute Period, Buyer and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of the Selling Shareholders, the Companies and (where applicable) the Selling Shareholders’ accountants relating to the matters set forth in the Post-Closing Delivery.

          (c) If Buyer fad to deliver a Dispute Notice to the Selling Shareholders during the Dispute Period: (i) the Closing Date Balance Sheets as prepared by the Selling Shareholders shall be deemed to have been correctly prepared; and (ii) the Selling Shareholders calculation of the Closing Date Working Capital shall be deemed to be final and correct and shall be binding upon each of the Parties.
          (d) If Buyer delivers a Dispute Notice to the Selling Shareholders during the Dispute Period, Sellers and Buyer shall, for a period of thirty (30) days from the date the Dispute Notice is delivered to the Selling Shareholders (such period, the “Resolution Period”), use their respective reasonable business efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.
          (e) If the Selling Shareholders and Buyer are unable to resolve all of the items in dispute during the Resolution Period, then either Buyer or the Selling Shareholders may refer the items remaining in dispute to the Independent Accountants. Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring Party hereto. The referring Party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice. The Parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. The Parties shall also, within fifteen (1;) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other panes hereto). If any Party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to each of the Parties within forty (40) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of the power and jurisdiction to resolve the items in dispute. The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the Parties and shall not be subject to judicial review. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth in their report and shall be allocated and paid one-half (1/2) by Buyer and one-half (1/2) by the Selling Shareholders.
          (f) Within five (5) days after the final determination of the Closing Date Balance Sheets and the calculation of the Closing Date Working Capital (whether through failure of Buyer to timely deliver a Dispute Notice, agreement of the Parties, or determination of the Independent Accountants) if (i) Closing Date Working Capital is negative, Buyer shall have the right to immediately offset such negative amount dollar for dollar against sums due under the Purchase Note and (ii) if the Closing Date Balance Sheet reflects any Debt or other items in non-compliance with the Agreement, Buyer shall have the right to immediately offset such amounts against sums due under the Purchase Note.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties of the Minoru Shareholders. The Minority Shareholders hereby represent and warrant with respect to themselves or itself as the case may be to Buyer as of the date of this Agreement and as of the Closing Date as follows:
          (a) Due Authorization. Each of the Minority Shareholders has full power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of the Minority Shareholders has been duly authorized by all necessary action on the part of each of the Minority Shareholders and will not require any further authorization or consent of the Minority Shareholders.
          (b) Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by the Minority Shareholders. This Agreement constitutes a valid and legally binding obligation of the Minority Shareholders, enforceable against the Minority Shareholders in accordance with its terms. Upon the execution of the Ancillary Documents to which it is a party at Closing, each of the Ancillary Documents will constitute a valid and legally binding obligation of the Minority Shareholders.
          (c) Noncontravention. The execution, delivery and performance of this Agreement by the Minority Shareholders. the consummation by the Minority Shareholders of the transactions contemplated hereunder and thereunder, and the compliance with or fulfillment of the terms and provisions hereof and thereof by the Minority Shareholders, do not contravene any Law or Order specifically applicable to the Minority Shareholders.
          (d) Title. The Minority Shareholders shall own one hundred percent (100%) of the issued and outstanding Stack indicated on Schedule 3. 1, free and clear of any and all Liens, options or other rights or restrictions as described in Section 52(g)(iii).
     5.2 Representations and Warranties of Amani. Amani and Economy hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:
          (a) Due Organization.
               (i) Each of the Companies is duly organized, validly existing and in good standing under the laws of the State of Minnesota, and each of the Companies is duly authorized, qualified or licensed to do business, and is in good standing, under the lades of each jurisdiction in which the character of its properties owned, operated or leased. or the nature of its activities, makes such qualification necessary except where failure to qualify as a foreign corporation will not have a Material Adverse Effect on the Companies.
               (ii) Amani is duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly authorized, qualified or licensed to do business, and is in good standing, under the lags of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary. Economy and his immediate family beneficially own 100% of the membership interests of Amani as set forth on Schedule 5.2 (a)(ii) attached hereto. Schedule 5.2(a)(ii) also sets forth the directors and managers of Amani.
          (b) Due Authorization. Each of Amani and Economy has full power, capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution., delivery and performance of this Agreement by each of Amani and Economy has been duly authorized by all necessary action on the part of each of Amani and Economy and will not require any further authorization or consent of Amani or Economy.
          (c) Validity, Binding Effect. This Agreement has been duly and validly executed and delivered by Amani and Economy. This Agreement constitutes a valid and legally binding obligation of Amani and Economy, enforceable against Amani and Economy in accordance with its terms. Upon the execution of the Ancillary Documents to which it is a party at Closing, each of the Ancillary Documents will constitute a valid and legally binding obligation of the Amani, Economy and Long, as applicable.
          (d) Noncontravention. The execution, delivery and performance of this Agreement by Amani, Economy and Lang and the Ancillary Agreements to which each is a party, the consummation by Amani, Economy and Long of the transactions contemplated hereunder acid thereunder, and the compliance with or fulfillment of the terms and provisions hereof and thereof by the Amani, Economy and Long, do not: (i) result in a breach of any of the provisions of the Articles of Incorporation, Articles of Organization, By-Laws or Operating Agreement, of either of the Companies, as applicable; (ii) contravene any Law or Carder specifically applicable to Amani, Economy, Long or the Companies; (iii) conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time or both would become a material default under; give rise to any termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under any material contract to which either of the Companies is a party or under any Permit; or (iv) except as set forth in Schedule 5.2{d), require Amani, Economy, Long and/or the Companies to obtain the approval, consent or authorization of any governmental authority or any other third party which has not been obtained in writing prior to the date of this Agreement or the Closing Date, as applicable.
          (e) Financial Statements.
               (i) Attached hereto as Schedule 5.2(e)(i) are copies of the following: (A) the consolidated balance sheets of the Companies as of December 31, 2005 and the related consolidated statement of operations and income, equity, and cash flogs for the fiscal year then ended, (B) the unaudited consolidated balance sheets of the Companies as of June 30, 2006 and the related consolidated statement of operations and income for the six (6) months then ended (“Interim Financial Statements”) and (C) a statement of the outstanding Debt as of June 30, 2006 (items (A), (B) and (C), collectively, the “Financial Statements”).
               (ii) The Financial Statements (A) fairly present, in all material respects, the operating results, the financial condition:, changes in equity and cash flow of the

Companies on the dates and for the periods indicated, and (B) were materially prepared in accordance with GAAP; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Financial Statements make, and the Closing Date Balance Sheet will make full and adequate disclosure of, and provision for, all obligations and liabilities of the Companies as of the dates thereof in accordance with GAAP, including, without limitation, hall and adequate disclosure of all Debt. Except as set forth on the Interim Financial Statements or as disclosed herein or in the Schedules hereto, and except for trade payables and accrued expenses incurred in the ordinary course of business, the Companies have no liabilities, debts, claims, or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which arose on or after the date of the Interim Financial Statements or known to Amani or Economy. The accounts receivable (less any reserves reflected on the Closing Date Balance Sheet) are valid and collectible.
               (iii) Except as set forth in Schedule 5.2(e)(iii) hereto, since the date of the Interim Financial Statements: (A) there has not been any Material Adverse Effect on or with respect to either of the Companies; (B) the Businesses have operated only in the ordinary course (and have not made any change in the method utilized to calculate commissions payable to its agents or employees or increased the compensation of any of its employees, other than pay raises implemented in the ordinary coarse of business.), and (C) the Businesses have not experienced any material damage or destruction (not covered by insurance) to any material portion of either of their assets.
          (f) Title.
               (i) On or prior to the Closing, the Selling Shareholders shall own one hundred percent (100%) of the issued and outstanding Stock The Stock owned by Amani is free and clear of any and all Liens. The Stock is duly authorized, validly issued, fully paid and non-assessable.
               (ii) Except as disclosed on Schedule 5.2(f), the Companies (i) have good and marketable title to, and are the owners of, all of the tangible and intangible assets, properties and rights used in connection with the Businesses and all of the tangible and intangible assets, properties and rights reflected in the Interim Financial Statements (other than assets leased under the leases set forth in Schedule 5.1(h) and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements), and (ii) on the Closing Date will have good and marketable title to, and will be the lawful owners of, all of the tangible and intangible assets, properties and rights to be reflected on the Closing Date Balance Sheet, in any case free of all Liens.
          (g) Capitalization.
               (i) The authorized capital stock of Helios consists of 65,000,000 shares of capital stock. There are currently issued and outstanding 51;400 Restricted Common Shares, 193,674 Preferred Shares (which may be more properly classified as convertible debt) and 809,858 Common Shares. All of the issued and outstanding shares are validly issued, fully paid and nonassessable and are and when issued free of preemptive rights. All certificates representing the Stock listed in Schedule 2.1 which are transferred to Buyer at Closing validly represent the number of shares of Stock purported to be represented thereby. There are no shares of Stock held in the treasury of Helios. Schedule 5.2(g)(i) accurately sets forth the ownership of all outstanding capital stock of Helios as of the date of this Agreement on fully diluted basis.
               (ii) The capital of Pride consists of membership interests, all of which have been validly issued. Schedule 5.2(g)(ii) accurately sets forth the ownership of all outstanding membership interests of Pride as of the date of this Agreement on a fully diluted basis. At the Closing, Helios shall own 100% of the membership interests of Pride, free of any and all Liens.
          (iii) Except as set forth above or in Schedule 5.2(g)(iii), there are no shares of capital stock or other equity interests of the Companies issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Companies, or obligating Helios to cause Pride to issue, transfer, or sell any shares of capital stock or equity interests of the Companies. Except as set forth in Schedule 5.1(g)(iii), there are no outstanding contractual obligations of the Companies with relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stack or membership interests of the Companies.
          (h) Real Estate.
               (i) Schedule 5.2(h)(i) hereto lists each parcel of real property leased or sub-leased to either of the Companies (the “Leased Real Estate”), all of which is held under real property leases, true and complete copies of which have been made available to Buyer.
               (ii) Schedule 5.2(hl(ii) sets forth a true, correct and complete list of all Owned Real Estate. Pride has made available to Buyer true and complete copies of the title reports listed on Schedule 5.2(h}(ii). Pride has good and marketable fee simple title to the Owned Real Estate, free and clear of Liens, other than Permitted Liens.
               (iii) Each separate parcel included in the Owned Real Estate or Leased Real Estate has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas, electrical and other utility connections, fire protection, drainage and public utilities, and parking facilities that are required to operate the Businesses as currently conducted and which, to the Knowledge of the Selling Shareholders or Economy, meet all requirements imposed by applicable Lave.
               (iv) There is no pending or to the Knowledge of the Selling Shareholders or Economy threatened or proposed proceeding or governmental action to modify the zoning, classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Owned Real Estate or Leased Real Estate.
               (v) All rent and other amounts due and payable under any leases of the Leased Real Estate have been paid through the date of this Agreement. The Companies are in material compliance with all covenants, conditions and restrictions of record affecting their current use of the Owned Real Estate and Leased Real Estate, as applicable.
          (i) Tax Matters. Each of the Companies has filed or has caused to be filed all tax returns that either waves required to file and has paid all federal, state and local taxes, interest and penalties owed by either of the Companies as of the date hereof. Each of the Companies has withheld, deducted, collected and paid all tares required to have been withheld, deducted, collected and paid in connection with amounts paid or owing to any employees of either of the Companies, including, without limitation, income and employment taxes. The Companies have not waived any statute of limitations in respect of income or other taxes or agreed to any extension of time with respect to an income or other tax assessment or deficiency. Neither of the Companies is the beneficiary of any extension of time within which to file any income or other tax return.
          (j) Litigation. Except as set forth in Schedule 5.2(j), neither the Companies, the Selling Shareholders nor Economy are: (i) subject to any outstanding Order; or (ii) a party to any Litigation, or to the Knowledge of the Selling Shareholders or Economy, threatened to be made a party to any Litigation or investigation.
          (k) Legal Compliance. The Companies are currently in material compliance with all applicable Laws, including all Environmental Laws and all Labor and Employment Laws. Neither the Companies, the Selling Shareholders nor Economy have received any notice from any governmental authority alleging any such failure to comply with any Law, including, without limitation, any Environmental Law attached hereto as Schedule 5.2(k) is a schedule listing to the Knowledge of the Selling Shareholders or Economy, each and every inspection, or other visit to any of the Companies’ premises by any federal, state or local governmental authority since January 1, 2004 which is or was related to the businesses, including: (i) the date of such inspection or visit; (ii) the name of the applicable governmental authority, (iii) the substance of any communication from the organization or authority after such visit; and (iv) the responsive action (if any) taken by either of the Companies. Except as set forth on Schedule 5.1(k), since their inception, the products sold and or distributed by either of the Companies have been tested for quality by independent testing entities and neither of the Companies has received any negative report concerning such tests that resulted in disciplinary action. Schedule 5.2(k) also contains a complete list of (A) all products which have been withdrawn, suspended, or recalled by the Companies (whether voluntarily or otherwise) since January 1, 2004, (B) all proceedings pending against or involving the Companies seeking withdrawal, suspension, cessation of marketing, recall or seizure of any product, or seeking criminal or civil penalties or injunctive relief for violations of any Law relating to any product, and (C) all instances where the Companies have suspended the operation of any facility or portion thereof (whether voluntarily or otherwise) since January 1, 2004. Except as set forth on Schedule 5.2(k), to the Knowledge of the Selling Shareholders or Economy, the Companies are in full compliance with all registration, labeling, advertising and other requirements of any applicable Laws, including, without limitation regulations of the United States Department of Agriculture, the United States Food and Drug Administration and the Minnesota Department of Agriculture.
          (l) Insurance. Schedule 5.1(l) contains an accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned or held by the Companies, and the Companies have heretofore delivered to Buyer a true and a complete copy of all such policies, including all occurrence-based policies applicable to the Companies or their respective Businesses for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Companies have never been refused any insurance with respect to their assets or operations, nor has coverage been limited by any insurance carrier to which the Companies have applied for any such insurance or with which the Companies have carried insurance, during the last three (3) years. Schedule 5.1(1) also contains a list of all claims which have been made by the Companies since January 1, 2004 under any such policy of insurance and except as set forth on said list there are no pending or, to the Knowledge of the Selling Shareholders or Economy threatened claims under any insurance policy.
          (m) Environmental Laws and Regulations. Except as set forth on Schedule 5.2(m):
               (i) There are no Hazardous Materials currently present on the Owned Real Estate or Leased Real Estate, except in material compliance with Environmental Laws. The Companies have not permitted or conducted any Hazardous Activity except in material compliance with applicable Environmental Laws.
               (ii) Within the last two (2) years, there has not been a release of any Hazardous Materials at or from the Owned Real Estate or Leased Real Estate, except in material compliance with applicable Environmental Laws.
          (n) Permits. Schedule 5.2(n) contains a complete and accurate list of each Permit. The Companies are currently in material compliance with the terms and requirements of each Permit. The Companies possess all permits necessary for the operation of the Businesses as currently conducted, except for any permits the failure of which to possess could not reasonably be expected to have a Material Adverse Effect.
          (o) Material Contracts. Schedule 5.2(o) lists:
               (i) each agreement to which either of the Companies is a party, under which either of the Companies would be in breach or violation as a result of the execution of this Agreement and the completion of the transactions contemplated hereby;
               (ii) each agreement, guarantee or arrangement that (x) is not in the ordinary course of business of either of the Companies, or (y) involves performance of services or delivery of goods or materials by or to either of the Companies of an annual amount or value in excess of $25,000;
               (iii) each lease by either of the Companies of personal property requiring annual payments in excess of$10,000;
               (iv) each agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment and each employment or consulting agreement to which either or the Companies is a party;
               (v) each material agreement to which either of the Companies is a party containing covenants that expressly purport to restrict either of the Companies’ business activities or limit the freedom of either of the Companies to engage in any line of business or to compete with any other Person;
               (vi) each power of attorney of either of the Companies that is currently effective and outstanding;
               (vii) each agreement for pending capital expenditures by either of the Companies in excess of $10,000;
               (viii) each agreement of either of the Companies not denominated in U.S. dollars;
               (ix) each agreement of either of the Companies relating to any of the Intellectual Property;
               (x) each agreement of either of the Companies with any Affiliate of the Companies, the Selling Shareholders or Economy;
               (xi) each material agency, sales representation or commission allocation or sharing agreement of either of the Companies;
               (xii) each vacation pay, severance pay or other so-called fringe benefit agreement of either of the Companies;
               (xiii) a commission schedule applicable to the employees and agents of either of the Companies;
               (xiv) each contract with present or former shareholders, officers, employees, agents or consultants of either of the Companies; and
               (xv) each of the Companies’ respective employee manuals, handbooks and policies.
Except as set forth in Schedule 5.2(o), (1) each such agreement is binding and enforceable in accordance with its terns against each of the Companies, as applicable, and against the other parties thereto, (2) the Companies, as applicable, and each other party thereto is in material compliance with the terms of such agreements, (3) no party thereto has repudiated any material provision of any such agreements and neither of the Companies has received any written notice of any, material dispute; claim or default (or event which with the passage of time or the giving of notice would constitute a default) under any such agreements and (4) none of such agreements contains any provisions whereby the transactions contemplated by this Agreement and the Ancillary Agreements are considered an assignment or change in control requiring the consent of a party thereto or third party or enabling a party thereto to terminate or modify such agreement.

          (p) Labor and Employment Matters. Schedule 5.2(p) hereto contains a list of the following information for each employee of the Companies, including each employee on leave of absence or layoff status: naive; job title; date of hiring; date of commencement of employment; current compensation paid or payable and any change in compensation since December 31, 2005; sick and vacation leave that is accrued but unused; use of leave under the Family and Medical Leave Act and the applicable twelve month period used for the same; information concerning an employee’s leave of absence or layoff status if applicable; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan (including a description of the terms and level of coverage of all forms of health, life and disability insurance being provided to the employee and/or dependents and the amount being paid by the employee therefor). Except as set forth in Schedule 5.1(p) hereto: (i) neither of the Companies is currently a party to any collective bargaining agreement or other labor contract; (ii) there is not presently pending, and to the Knowledge of the Selling Shareholders or Economy there is not threatened, any strike, slowdown, picketing, work stoppage, lock out, or employee grievance process involving either of the Companies which could reasonably be expected to have a Material Adverse Effect on either of the Companies; (iii) to the Knowledge of the Selling Shareholders or Economy, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute which could reasonably be expected to have a Material Adverse Effect on either of the Companies, (iv) there is no grievance or arbitration proceeding pending against the Companies, the Selling Shareholders or Economy by any employee of either of the Companies which could reasonably be expected to have a Material Adverse Effect on either of the Companies; and (v) to the Knowledge of the Selling Shareholders or Economy, no attempt is currently being made, or since January 1, 2005 has been made, to organize any facilities or operations of the Companies.
          (q) Employee Benefits.
               (i) Schedule 5.2(q) hereto sets forth a list of each Benefit Plan of the Companies which is currently sponsored or maintained by the Companies for employees or former employees of the Companies. Schedule 5.2(q) identifies as such any Benefit Plan that is a Pension Plan or a plan intended to meet the requirements of Section 401(a) of the Code. Except as set forth in Schedule 5.2(q) hereto, neither of the Companies has sponsored, maintained, contributed to or accrued an obligation to contribute to a Pension Plan at any time in the current year or in the last six (b) calendar years. A copy of each of the Benefit Plans and all material written contracts relating thereto, or to the funding thereof, including, without limitation, all material trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof. has been made available to Buyer. A true and correct copy of the most recent annual report, accountant’s opinion of the plan’s financial statements, summary plan description, and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable, has been made available to Buyer.
               (ii) Neither of the Companies nor any ERISA Affiliate of either of the Companies does now or has within the last six (6) calendar years: (A) sponsored, maintained or contributed to any Multiemployer Plan; or (B) had any obligation to contribute to or accrue or pay any benefits ender any Multiemployer Plan.

                    (iii) Except as set forth on Schedule 52(q), neither of the Companies has, nor within the last six (6) calendar years has had, any ERISA Affiliate.
                    (iv) Pull payment has been made or will be made by each of the Companies of all amounts that are due to be paid before the date hereof under the terms of each Benefit Plan as contributions, premiums or benefits. With respect to each Pension Plan, each of the Companies has satisfied the minimum funding standards of ERISA and the Code and have paid in full all insurance premiums to the PBGC which were due before the date hereof.
                    (v) Except as set forth on Schedule 5.2(q), in the current year or the previous six (6) calendar years, no Pension Plan has been completely or partially terminated and the PBGC has not instituted a proceeding to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan. Within the last six (6) calendar years, no Pension Plan has been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which a notice is required to be filed with the PBGC.
                    (vi) The Benefit Plans have been operated in material compliance with applicable Law and the Companies have not received any written notice issued by any governmental authority questioning or challenging such compliance.
                    (vii) All Pension Plans comply, in all material respects, in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code.
                    (viii) None of the assets of any Benefit Plan are invested in employer securities or employer real property.
                    (ix) There has not been any “prohibited transaction” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and Seller has not otherwise engaged in any prohibited transaction, except as specifically exempted by section 4975(d)(1) of the Code.
                    (x) There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which any Seller may be liable.
                    (xi) None of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in section 28OG of the Code (without regard to subsection (b)(4) thereof).
                    (xii) No Benefit Plan is a Multiemployer Plan.
                    (xiii) Each Benefit plan which constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former ERISA Affiliates which must be taken into account under section 4980B and 414(1) of the Code or section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

               (xiv) Except as set forth on Schedule 5.2(q), there have been no “leased employees” within the meaning of section 414(n) of the Code.
               (xv) Neither of the Companies has any liability or contingent liability under any Benefit Plan for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B or former section 162(k) of the Code.
               (xvi) There has been no act or omission by the Companies, the Selling Shareholders or Economy that would impair the right or ability of either of the Companies to unilaterally amend or terminate any Benefit Plan.
          (r) Intellectual Property. Schedule 5.2(r) hereto lists all Intellectual Property of each of the Companies. All of the registered Intellectual Property is registered in each of the Companies’ name, as applicable, is in material compliance with all formal legal requirements and is valid and enforceable in all material respects. None of the registered Intellectual Property is currently involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of the Selling Shareholders or Economy, there is no intellectual property of any third party that infringes any of the Intellectual Property. To the Knowledge of the Selling Shareholders or Economy, none of the Intellectual Property infringes any intellectual property right of any other Person.
          (s) Affiliate Transactions. Neither of the Companies, the Selling Shareholders or Economy nor any of their Affiliates currently owns a material equity interest in any person that (i) has had material business dealings with the Companies, other than business dealings or transactions disclosed in Schedule 5.2(s) hereto, each of which has been conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, or (ii) is currently engaged in direct competition with either of the Companies. The Companies have no subsidiaries or any equity investment in any joint venture or any other Person not a party to this Agreement.
          (t) Broker’s Fees. Neither the Selling Shareholders, Economy nor the Companies have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (u) Suppliers; Customers.
               (i) Schedule 5.2(u)(i) hereto lists each Companies’ customers constituting in excess of five percent (5%) of the Companies’ sales volume and the percentage sales volumes of such customers during the fiscal year ended December 31, 2005. To the Knowledge of the Selling Shareholders or Economy, no customer listed in Schedule 5.2(u)(i) hereto has terminated its business relationship with Seller or has materially reduced (or has informed Seller in writing that it intends to materially reduce) the volume of goods or services it is currently purchasing from the level of goods or services purchased by such customer historically.
               (ii) Schedule 5.2(u)(ii) sets forth the material suppliers of the Companies. To the Knowledge of the Selling Shareholders or Economy, none of the suppliers listed in Schedule 5.2(u)(ii) hereto has indicated in writing its intention to terminate its business relationship with the Companies, materially reduce the level of products or services supplied to the Companies from historic levels, or materially change the price or terms on which such products or services are sold to the Companies.
          (v) Inventory and Equipment. Except as provided in Schedule 5.2(v), all of the equipment used in the Businesses is in good working order, ordinary wear and tear excepted. All of the inventory and work in process in the Businesses is saleable and of good quality.
          (w) Schedules. The information set forth in the Schedules to this Agreement is correct and complete in all material respects.
     5.3 Representations and Warranties of Buyer. Buyer represents and warrants to the Selling Shareholders as of the date of this Agreement and as of the Closing Date that:
          (a) Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Illinois.
          (b) Authorization. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform. its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer has been duly authorized by all necessary action on the part of Buyer.
          (c) Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution of the Ancillary Agreements to which Buyer is a partly at Closing, each of the Ancillary Agreements will constitute valid and legally binding obligation of Buyer.
          (d) Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer, the consummation of the transactions contemplated hereby and thereby and the compliance with or fulfillment of the terms and provisions hereof or thereof or of any other agreement or instrument contemplated hereby, do not (i) result in a material breach of any of the provisions of the Articles of Incorporation or By-Laws of Buyer, as applicable (ii) contravene, in any material respect, any Law or Order specifically applicable to Buyer, or (iii) require Buyer to obtain the approval, consent or authorization of any governmental authority or other third party which has not been obtained in writing prior to the date of this Agreement.
          (e) Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (f) Lifeway Shares. The Lifeway Shares and the Additional Lifeway Shares, when issued, are duly authorized, validly issued, fully paid and non-assessable shares of Buyer.

          (g) SEC Filings. Since January 1, 2005, Buyer has timely filed (including extensions granted by the SEC) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). As of their respective dates, and taking into account any amendments thereto fled prior to the date hereof, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, and taking into account any amendments thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, and taking into account any amendments thereto filed prior to the date hereof, the financial statements of the Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods them ended (subject, in the case of un-audited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of Buyer included in the SEC Documents, Buyer has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clause (i) and (ii) next above which, individually or in the aggregate, are not material to the financial condition, business, operations, properties, operating results or prospects of Buyer. The SEC Documents contain a complete and accurate list of all written and oral contracts, agreements, leases or other instruments to which Buyer or any subsidiary is a party or by which Buyer or any subsidiary is subject which are required by the rules and regulations promulgated by the SEC to be so listed (each a “Contract”). None of Buyer, its subsidiaries or, to the best of Buyer’s Knowledge, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation would, or with the lapse of time, the giving of notice, or both, have a Material Adverse Effect.
          (h) Buyer Material Adverse Effect. Since the Company’s Form 10-Q for the period ended March 31, 24016, (i) there has not been any Material Adverse Effect on or with respect to Buyer, (ii) Buyer has operated its business only in the ordinary course; and (iii) the Buyer’s business has not experienced a Material Adverse Effect to its assets (not covered by insurance).

ARTICLE VI
COVENANTS
     6.1 Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties hereto will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor pursuant to the terms hereof).
     6.2 Confidentiality. The Parties will treat and hold as confidential all confidential information concerning each other including without limitation information regarding products, suppliers, operational methods, technical processes, plans for future developments, financial information, customer information and other information not readily available to the public, the disclosure of which to third parties could in each case reasonably be expect to have a Material Adverse Effect (“Confidential Business Information”), and shall refrain from using any of the Confidential Business Information except in connection with this Agreement or as may be required to be disclosed by any Law or administrative or legal process or pursuant to any securities exchange rules. “Confidential Business Information” shall not include any information which: (i) is already generally available to the public; or (ii) is lawfully disclosed to a third party who at the time of such disclosure was, to the knowledge of the applicable Party, not bound by any confidentiality agreement. Notwithstanding anything contained herein to the contrary, the Parties agree and acknowledge that each Party (and each employee, representative or other agent of each Party) may disclose Confidential Business Information to such Party’s legal counsel and other professional advisers.
     6.3 Public Announcements. No Party shall male any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except with the consent of the other Parties and except as and to the extent that any such Party shall be so obligated by Law, in which case the other Parties shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement to comply with accounting and Securities and Exchange Commission disclosure obligations or applicable regulatory disclosure obligations.
     6.4 Access to Information and Facilities. From and after the date of this Agreement, the Selling Shareholders and Economy shall cause the Companies to give Buyer and its respective Representatives access during normal business hours to all of the facilities, properties, books, contracts, commitments and records of each of the Companies and shall make the officers and employees of each of the Companies available to Buyer and their Representatives from time to time as they may reasonably request. Buyer and its Representatives will be furnished with any and all information concerning the Companies, the Businesses and the Stock, and copies of any and all documents which any of their may reasonably request.
     6.5 Operating Covenants. Between the date hereof and the Closing Date, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, the Selling Shareholders and Economy shall, and shall cause each of the Companies to:
          (a) operate the Businesses in the ordinary course of business consistent with past practice,
          (b) use commercially reasonable efforts to preserve the goodwill and business of the customers, employees, and suppliers each of the Companies;
          (c) maintain the books of account and records of each of the Companies in the ordinary course of business consistent with past practices;
          (d) maintain all material casualty, liability (primary, umbrella and excess) and property insurance relating to the Businesses as in effect or the date of this Agreement in the ordinary course of business consistent with past practice;
          (e) (i) maintain, consistent with its past practices, all of its current credit, collections and payment policies, procedures and practices, (ii) collect trade accounts and other receivables in the ordinary course of business consistent with its current collection policies, procedures and practices; (iii) except where subject to a good faith dispute, pay all accounts payable in the ordinary course of business consistent with past practice,
          (f) maintain the Companies’ assets, in all material respects, in good operating condition and repair (subject to normal wear and tear); and
          (g) promptly notify Buyer of any written notice or other written communication, including any written threat, filing, service or institution of any Action brought by any Person, adverse to the consummation of this Agreement or the other transactions contemplated hereby.
     6.6 No Shop.
          (a) The Selling Shareholders and Economy shall not, and shall not permit any of the Companies, or any of their respective Affiliates, directors, officers, employees, representatives or agents (collectively, the “Representatives’) to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, recommend, propose or eater into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the business, operations, properties, or asset relating to the Companies or any Stock other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any of the Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other Person to do or seek any of the foregoing.

          (b) The Selling Shareholders and Economy shall (and shall cause their Affiliates and Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.
     6.7 Sales and Transfer Tax Expenses. If the transactions contemplated by this Agreement are not exempt from sales and use Taxes and other transfer Taxes, the Selling Shareholders shall pay such Taxes and any and all recording fees imposed upon the transfer of the Stock hereunder and the filing of any instruments.
     6.8 Employees. Buyer shall have no obligation whatsoever to continue the employment of any employees of either of the Companies. ?clothing contained. herein shall be deemed to give any employees of either of the Companies any rights of any kind against Buyer, and done of such employees shall be third party beneficiaries.
ARTICLE VII
CONDITIONS TO CLOSING; CLOSING DELIVERIES
     7.1 Buyer’s Conditions to Closing. The obligations of the Buyer to consummate the Closing hereunder are subject to the satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by the Buyer):
          (a) Representations and Warranties. The representations and warranties of the Selling Shareholders and Economy made in this Agreement shall be true in all material respects as of the Closing Date (except to the extent that such representations or warranties expressly related to an earlier date, in which case as of such earlier date and except for changes permitted or contemplated by the terms of this Agreement), except where the failure of such representations or warranties to be true or correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) No Other Material Adverse Effect. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect with respect to any of the Selling Shareholders, Economy or the Companies.
          (c) Covenants. The covenants and agreements to be complied with and performed by the Selling Shareholders and/or Economy shall have been complied with or performed in all material respects.
          (d) No Order. No Party shall be subject to any Order restraining or prohibiting the consummation of the transactions contemplated hereby.
          (e) Consents. All consents required to be given hereunder or in connection with the transactions contemplated hereby shall have been obtained and delivered to Buyer and shall be in full force and effect as of the Closing and shall not be subject to any condition, modification or amendment that Buyer has not waived in writing.
          (f) Agreements. All agreements and contracts between either of the Companies and Economy or any other employee, including but not limited to any employment agreements, consulting agreements, compensation agreements and the like, shall be terminated, rescinded and/or cancelled and rendered void and of no further effect; provided, however, that this Section 7.1 shall not apply to this Agreement, any Ancillary Agreement or any other document necessary or appropriate to effect the transactions contemplated hereunder.
          (g) Waiver of Certain Rights by the Selling Shareholders and Economy. The Selling Shareholders and Economy hereby waive, release and forever discharge, effective as of the Closing Date, any and all rights and any and all provisions of any contracts or Benefit Plans to which they or their Affiliates may be parties or beneficiaries, to the extent such rights and provisions consist of or contain rights of first refusal, put rights, transfer restrictions or other obligations with respect to the Stock or which would conflict or be inconsistent with the execution, delivery, or performance of this Agreement or the transactions contemplated by this Agreement, and none of such rights or provisions shall thereafter be enforceable by any party thereto with respect to the transactions contemplated hereby. The Selling Shareholders and Economy agree that effective as of the Closing, all rights of the Selling Shareholders, Economy and their respective Affiliates to indemnification by the Companies are terminated, void, of no effect and unenforceable by any of them.
          (h) Stock Plans, etc. All Stock Plans and any and all rights existing thereunder shall have been terminated and Helios shall not have any outstanding preferred or restricted stock and (i) the Selling Shareholders shall own 100% of the issued and outstanding common stock of Helios and (ii) Helios shall own 100% of the membership interests of Pride.
          (i) Debt. Drone of the Companies shall have any Debt as of the Closing; provided, however, that Buyer shall assume the obligations with respect to the Department of Agriculture LC and shall either (A) use best efforts to secure the release of Economy’s personal guaranty of the Companies reimbursement obligations with respect to the Department of Agriculture LC within three months of Closing after which time, Economy may withdraw his guaranty or (B) indemnify Economy from and against any liability or loss with respect to such guaranty.
     7.2 The Selling Shareholders’ Conditions to Closing. The obligations of the Selling Shareholders to consummate the Closing hereunder are subject to the satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by the Selling Shareholders):
          (a) Representations and Warranties. The representations and warranties of the Buyer made in this Agreement shall be true in all material respects as of the Closing Date (except to the extent that such representations or warranties expressly related to an earlier date, in which case as of such earlier date and except for changes permitted or contemplated by the terms of this Agreement), except where the failure of such representations or warranties to be true or correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) No Other Material Adverse Effect. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect with respect to any of the Buyer.

          (c) No Order. No Party shall. be subject to any Order restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3 Selling Shareholders’ Closing Deliveries. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, the Selling Shareholders and Economy shall, in form and substance reasonably satisfactory to Buyer and its counsel, deliver to Buyer the following:
          (a) copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, and the copies of each Company’s charter and bylaws (or equivalent organizational documents), each certified by an officer of each Seller or such Company, as applicable;
          (b) good standing certificates for each of the Companies issued by the Secretary of State of the jurisdiction of incorporation or formation, as the case may be, dated no earlier than ten (10) days prior to the Closing; Date; and
          (c) the certificates representing the Stock accompanies by Stock powers duly endorsed in blank, sufficient to convey and transfer to Buyer title to the Stock, free and clear of all Liens;
          (d) a release by the Selling Shareholders, Economy and all other senior managers of the Companies of all claims against the Companies.
          (e) to the extent required by Law to create an effective conveyance, assignments of all items of Intellectual Property, in proper form for recordation with the United States Patent and Trademark Office; or other appropriate office, duly executed by the appropriate Persons, free and clear of all Liens;
          (f) for each parcel of Leased Real Estate or other material contract requiring approval for a “change in control” as contemplated by this Agreement (i) an assignment and assumption of any such lease or contract, consented to by each landlord or other party thereof, and (ii) an original lease for such parcel, as amended to date or in the case of a contract the original of such contract amended to date;
          (g) resignations, effective as of the Closing, from all officers, directors and Managers of each of the Companies; and
          (h) any other documents or instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Stock from the Selling Shareholders to Buyer, free and clear of Liens, or otherwise reasonably necessary to effect the transactions contemplated hereby.
     7.4 Buyer’s Closing; Deliveries. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer shall deliver to the Selling Shareholders:

          (a) the cash portion of the Purchase Price, in immediately available fiends to the Selling Shareholders in accordance with Schedule 4.1;
          (b) the Purchase Note to Amani in accordance with Schedule 4.1;
          (c) the Lifeway Letter of Credit;
          (d) certificates representing the Lifeway Shares in accordance with Schedule 4.1 and as set forth in Section 4.1;
          (e) a certificate of the secretary of Buyer, dated as of the date hereof-certifying (i) the resolutions duly adopted by Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) as to incumbency of officers, and (iii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the date hereof;
          (f) a certificate of good standing for Buyer, certified by the Illinois Secretary of State, dated no earlier than ten (10) days prior to the Closing Date; and
          (g) such other documents or instruments reasonably necessary to effect the transactions contemplated hereby.
          (h) a certificate of insurance evidencing that Buyer has obtained products liability insurance for the Business for the period commencing on the Closing Date.
     7.5 Mutual Deliveries. At Closing the Parties shall mutually execute and deliver:
          (a) the Consulting and Noncompetition Agreement;
          (b) the Noncompetition Agreements; and
          (c) the Control Agreement.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by the Selling Shareholders and Economy. Subject to Section 8.3 and Section 8.4 below, the Selling Shareholders and Economy shall, jointly and severally, indemnify Buyer against any and all Losses arising directly out of (a) any inaccuracy of a representation or warranty made by any Selling Shareholder or Economy in this Agreement or any other agreement, certificate, document or instrument executed in connection herewith, and (b) any breach of any covenant or agreement made by any Selling Shareholder or Economy in this Agreement or any Ancillary Agreement or any other agreement, certificate, document or instrument executed in connection herewith or therewith; provided that Buyer shall first exhaust its remedy of offset against the Purchase Note before pursuing indemnification claims against any other Party.

     8.2 Indemnification by Buyer. Subject to Section 8.3 and Section 8.4 below, Buyer shall indemnify the Selling Shareholders against any and all Losses arising directly out of (a) any inaccuracy of a representation or warranty made by Buyer in this Agreement or any other agreement, certificate, document or instrument executed in connection herewith, and (b) any breach of any covenant or agreement made by Buyer in this Agreement or any Ancillary Agreements or any other agreement, certificate, document or instrument executed in connection herewith or therewith.
     8.3 Survival.
          (a) All representations and warranties made by the Selling Shareholders, Economy or Buyer in this Agreement, and any other agreement, certificate, document or instrument delivered pursuant hereto, shall survive the Closing and be enforceable against Seller for the fallowing period after the date hereof, after which time they shall expire and be of no further force or effect: (i) Section 5.1 (authorization), Section 5.1(b) (validity), Section 5.1(d) (title), Section 5.2(b) (authorization), Section 5.2(c) (validity), and Section 5.2(f) (title), and Section 5.3(b) (authorization) indefinitely; (ii) Section 5.2(i) (taxes), Section 5.2(q) (ERISA) and Section 5.1(m) (environmental), for the applicable statute of limitations; (iii) Section 5.2 (v) (inventory and equipment) six (6) months and (iv) all other representations and warranties, eighteen months (18) months. Any claim for indemnification with respect to any such matter which is not asserted by a notice given as herein provided, that specifically identifies the particular breach underlying such claim, within such period of survival may not be pursued and shall be thereafter forever barred.
          (b) For purposes of clarity, the limitations set forth in Sections 8.3(a) above only apply to claims for indemnification relating to inaccuracies or breaches of representations and warranties. Specifically, and without limiting the generality of the foregoing, such limitations shall not apply to indemnification claims relating to breaches of covenants, including without limitation, covenants related to the satisfaction of Debt
          (c) Buyer shall have the absolute right to offset against sums due to Amani under the Purchase Dote any amounts for which Buyer i s entitled to indemnification under this Agreement as provided in Section 4.1(v).
     8.4 Limitations.
          (a) Notwithstanding anything in this Section 8 to the contrary, except as provided below, the Selling Shareholders and Economy shall be liable for Losses arising under Section 8.1 only to the extent the Losses therefrom exceed an aggregate amount of $50,010 (the “Basket”), in which case all such Losses from the first dollar shall be promptly paid in accordance with this Agreement. In addition, except as provided below, the indemnification obligations of Selling Shareholders and Economy arising under Section 8.1 shall in no event exceed an aggregate amount equal to $4,200,000 (the “Cap”). Notwithstanding the foregoing, the limitations set forth in this Section 8.4(a) shall not apply to claims for indemnification brought for breach of a representation or warranty set forth in Section 5.1(a) (authorization), Section 5.1(b) (validity), Section 5.1(d) (title), Section 5.2 (b) (authorization), Section 5.2(c) (validity), Section 5.2(f) (title), Section 5.2(i) (taxes) and Section 5.2(q) (ERISA) or to claims for fraud or intentional material misrepresentation. In addition, the Selling Shareholder shall not be required to indemnify for any breach of Section 5.2 (Tax Matters) to the extent of any disallowed deductions that benefit the Companies after the Closing.
          (b) Notwithstanding anything in this Section 8 to the contrary; except as provided below, (i) Buyer shall be liable: for Losses arising under Section 8.2 only to the extent the Losses exceed the Basket, in which case all such Losses from the first dollar shall be promptly paid in accordance with this Agreement and (ii) in no event shall the indemnification obligations of Buyer arising under Section 8.2 exceed an aggregate amount equal to the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 8.4 (b) shall not apply to claims for indemnification brought for breach of a representation or warranty set forth in Section 5.3(b) (authorization) or to claims for fraud or intentional material misrepresentation..(d) There shall be no duty to indemnify for claims of Selling Shareholders’ breaches of representations or warranties disclosed to Buyer in writing in the Schedules attached hereto.
     8.5 Third-Party Claims.
          (a) Promptly after receipt by a party hereto entitled to indemnity under Section. 8.1 or Section 8.2 (are “Indemnified Person”) of notice of the assertion of a claim for which such party hereto is entitled to indemnity hereunder against it by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the party hereto obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claire and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnifying Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense be liable to the Indemnified Person under this Article 8 for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim.. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption. will not establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any party; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person.
          (c) Notwithstanding the foregoing, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such. Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-

Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual written agreement of the Parties;
          (b) by any Party if the Closing shall not have occurred on or prior to August 10, 2006 (or such later date as the Parties may have agreed in writing); or
          (c) by any Party if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.
     9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, all obligations of the Parties hereto tinder this Agreement shall, terminate and there shall be no liability or obligation on the part of the Selling Shareholders; Economy or Buyer to any other Party hereto, except (i) that the obligations of the Parties under Section 6.2 (Confidentiality), Section 6.3 (Public Announcements), Section 10.3 (Expenses) and Section 10.4 (Governing Law) of this Agreement shall retrain in full force and effect, (ii) that such termination shall not relieve any Party of any liability for any breach of this Agreement if this Agreement is terminated by operation of Section 9.1(b) as a result of a Party’s breach of the terms of this Agreement.
ARTICLE X
MISCELLANEOUS
     10.1 Assignment. No party may assign any of its rights or delegate any of its obligations tender this Agreement without the prior written consent of the other party hereto.
     10.2 Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (a) if mailed, two (2) business days after such Notice is sent, when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent (the “Notice Party”), (b) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party at the address listed below for such Notice Party, or (c) if sent by facsimile, on the first business dad` after the date of the sender’s receipt of a confirmed transmission of such Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party provided the party giving such Notice mails a copy of such Notice within two (2) business days after the transmission of such Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are.

If to Buyer:	Lifeway Foods, Inc.
6431 W. Oakton
Morton Grove, Illinois 60053
	Attention:	Mr. Edward Smolyansky
	Telephone:	847-967-1010
	Facsimile:	847-967-6558

With copies to:	Harris Kessler & Goldstein LLC
640 North LaSalle St., Suite 590
Chicago, Illinois 60610
	Attention:	Richard N. Kessler, Esq.
Alan D. Leib, Esq.
	Telephone:	312-280-0111
	Facsimile:	312-280-8232

If to the Selling	Mr. George Economy
Shareholders or	321 High. School Road NE Suite 3
Economy:	PMB 385
Bainbridge Island, Washington 98110

Stephen Chao, Madison Chao 1993 Trust and Virgil Nicholas Chao 1994 Trust
c/o Stephen Chao
211 Alta Avenue
Santa Monica, California 90402-2738

Philip Tasho
128 Queen Street
Alexandria, Virginia 22314-2611

With copies to:	Maslon Edelman Borman & Brand, LLP
90 South Seventh Street
3300 Wells Fargo Center
Minneapolis, Minnesota 55402
	Attention:	Douglas T. Holod, Esq.
	Telephone:	612-672-5313
	Facsimile:	612-642-8313
Either party may change its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 10.2, to the other Parties of such change.
     10.3 Expenses; Attorneys’ Fees.
          (a) Each party hereto will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its respective counsel and accountants.
          (b) In any litigation between the parties regarding this Agreement, the losing party shall pay to the prevailing party all reasonable expenses and court costs, including, without limitation, reasonable attorneys’ fees and costs, incurred by the prevailing party-A party shall be considered the prevailing party if (1) it initiated the litigation and obtains substantially all of the relief or remedy it sought, either through a judgment or the losing party’s voluntary action., (ii) the other party withdraws its action without substantially obtaining the relief or remedy it sought, or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief or remedy sought by the initiating party.
     10.4 Governing Law; Forum.
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois, without regard to such jurisdiction’s conflict of laws principles.
          (b) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement shall be brought only in (i) if brought by the Selling Shareholders or Economy, in Coop County, State of Illinois or if it has or can acquire jurisdiction, any United States District Court sitting in Cook County, Illinois or (ii) if brought by Buyer in Hennepin County, State of Minnesota, if it has or can acquire jurisdiction, any United States District Court sitting in Hennepin County, Minnesota and each of the parties irrevocably submits to the exclusive jurisdiction of each such courts in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such courts.
          (c) The Parties agree that either of them may file a copy of this Section 10.4 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this Section 10.4 may be served oil any Party anywhere in the world.
     10.5 Partial Invalidity: Injunctive Rights.
          (a) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. If any applicable statute, rule or regulation contains any (nonwaivable) requirement that is contrary to or conflicts with any provision herein, such requirement shall be substituted for such provision or part thereof to the minim-am extent necessary to validate such provision or part thereof. In the event that any provision of this Agreement is finally determined by any court or agency to not be effective or enforceable as written, and if such determination is upheld on appeal or no appeal from such determination is taken then the parties agree that such court or agency shall (or if such court or agency is unwilling or fails to do so then the parties shall) amend and modify such provision or part thereof to restrict the duration, area or scope to the minimum extent required to make such provision or part thereof enforceable and the parties hereby consent to the entry of an order so restricting such provision, or part thereof.
          (b) In the event of an actual or overtly threatened breach of any provisions of this Agreement, Buyer, in addition to any other remedies available for such breach or threatened breach, including the recovery of damages, shall be entitled to seek an injunction (without the posting of bond) restraining the offender from such conduct
          10.6 Execution in Counterparts: Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.
          10.7 Entire Agreement; Amendments and Waivers. This Agreement (along with each other agreement, certificate, document or instrument executed in connection herewith) contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties. The parties, only by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          10.8 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dray and year first above written.

GEORGE ECONOMY	STEPHEN CHAO

AMANI HOLDINGS LLC	MADISON CHAO 1993 TRUST

By:

, Trustee
Name:

VIRGIL NICHOLAS CHAO 1994 TRUST
Title:

, Trustee

PRIDE OF MAIN STREET DAIRY, L.L.C.

By:

PHILIP TASHO

Name:

Title:

LIFEWAY FOODS, INC.

By:

Name:

Title: